CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders of

Rochester Portfolio Series:

We consent to the use of our report dated February 28, 2014, with respect to the financial statements and financial highlights of Oppenheimer Rochester Limited Term New York Municipal Fund, formerly Limited Term New York Municipal Fund (a separate series of Rochester Portfolio Series), incorporated by reference herein, and to the references to our firm under the headings “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/KPMG

KPMG LLP

Denver, Colorado

March 24, 2014